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                                                                    Exhibit 12.4

                       UNITED STATES CELLULAR CORPORATION
                       RATIO OF EARNINGS TO FIXED CHARGES


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                                                                                       (Restated)
                                                                                    Six Months Ended
                                                                                      June 30, 2001
                                                                                --------------------------
                                                                                  (Dollars in thousands)
EARNINGS
  Loss before income taxes                                                      $                157,332
      Add (Deduct):
        Earnings on equity method                                                                (16,995)
        Distributions from minority subsidiaries                                                   6,960
        Minority interest in income of majority-owned subsidiaries
             that do not have fixed charges                                                       (5,149)
                                                                                ------------------------
                                                                                $                142,148

      Add fixed charges:
        Consolidated interest expense                                           $                 17,132
        Deferred debt expense                                                                        391
        Interest portion (1/3) of consolidated rent expense                                        5,466
                                                                                ------------------------
                                                                                $                165,137
                                                                                ========================

FIXED CHARGES
      Consolidated interest expense                                             $                 17,132
      Deferred debt expense                                                                          391
      Interest portion (1/3) of consolidated rent expense                                          5,466
                                                                                ------------------------
                                                                                $                 22,989
                                                                                ========================

RATIO OF EARNINGS TO FIXED CHARGES                                                                  7.18
                                                                                ========================

  Tax-effected preferred dividends                                              $                     58
  Fixed charges                                                                                   22,989
                                                                                ------------------------
      Fixed charges and preferred dividends                                     $                 23,047
                                                                                ========================

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                                                                                                    7.17
                                                                                ========================
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